Exhibit 99.1

Hemisphere Media Announces Second Quarter 2013 Financial Results

MIAMI–(August 14, 2013) –Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere”), the only publicly traded pure-play U.S. media company targeting the high growth Hispanic TV/cable networks business, today announced financial results for the quarter ended June 30, 2013.

On April 4, 2013, Hemisphere completed a series of mergers pursuant to which InterMedia Español Holdings, LLC, (“WAPA”), which includes WAPA America and WAPA TV, Cine Latino, Inc. (“Cinelatino”) and Azteca Acquisition Corporation (“Azteca”), a special purpose acquisition company, each became indirect, wholly owned subsidiaries of Hemisphere (the “Transaction”).  WAPA is the accounting acquirer and predecessor, whose historical results have become the historical results of Hemisphere.  The operating results presented for the current quarter reflect the operating results of all the businesses acquired in the Transaction.

Net revenue for the three months ended June 30, 2013 was $22.9 million, an increase of 33%, compared to net revenue of $17.2 million for the same period in 2012.  Net revenue for the six months ended June 30, 2013 was $36.4 million, an increase of 19%, compared to net revenue of $30.7 million for the same period in 2012.  This increase is primarily a result of the inclusion of the net revenue of Cinelatino since the date of the Transaction.  Excluding the acquisition in the 2013 periods and political advertising revenue in the 2012 periods, for the three and six months ended June 30, 2013, net revenue decreased by $0.4 million, or 3%, and $0.2 million, or 1%, primarily due to the cancellation of WAPA’s television program SuperXclusivo, offset by growth in retransmission and subscriber fees.

Operating expenses were $22.6 million for the three months ended June 30, 2013, an increase of 92% from operating expenses of $11.8 million in the year ago quarter.  Operating expenses were $36.2 million for the six months ended June 30, 2013, an increase of 61% from operating expenses of $22.5 million in the year ago period.  This increase is due primarily to the inclusion in the current quarter of Cinelatino in the operating results since the date of the Transaction, and the incurrence of stock-based compensation and corporate overhead, along with one-time fees and expenses related to the Transaction, including a charge of $3.8 million in connection with the termination of a services agreement.

Net loss from continuing operations was $1.2 million for the three months ended June 30, 2013, a decrease of $3.8 million compared to net income of $2.7 million for the same period in 2012, and net loss was $1.7 million for the six months ended June 30, 2013, a decrease of $5.2 million compared to net income of $3.5 for the same period in 2012.  The net losses were due primarily to increases in operating expenses.

Adjusted EBITDA increased $3.9 million, or 59%, to $10.5 million for the three months ended June 30, 2013, and increased $4.3 million, or 41%, to $14.7 million for the six months ended June 30, 2013.

The Company continues to expect to meet its previously provided guidance of approximately $41 million of adjusted EBITDA for the full year 2013.

Alan Sokol, CEO of Hemisphere, stated, “We achieved a quarter of solid results and meaningful EBITDA growth.  All of our assets continue to perform at high levels and are leaders in their respective markets.  WAPA-TV remains the most-watched network in Puerto Rico for the 5th consecutive year and WAPA America and Cinelatino are among the most popular and widely-distributed Hispanic cable networks in the U.S.  Our recently executed term loan facility will provide the necessary funds for strategic acquisitions of complementary assets.  We are confident that through our management expertise we can continue to find underperforming assets in our space that can become market leaders.”

On July 30, 2013, certain of the Company’s subsidiaries entered into a credit agreement providing for a $175 million senior term loan facility, which matures on July 30, 2020.  After repayment of all outstanding debt obligations at the Company’s subsidiaries and payment of fees and expenses, net cash proceeds were approximately $85 million.  The Company will use these proceeds for general corporate purposes, including potential acquisitions.  The cash raised is in addition to the cash on the balance sheet as of June 30, 2013 of $81 million.

The following tables set forth the Company’s financial performance for the three and six months ended June 30, 2013 and 2012:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in thousands)	2013	2012	2013	2012
Revenues	$22,929	$17,228	$36,424	$30,733

Operating Expenses:
Cost of revenues	7,672	7,440	13,527	14,024
Selling, general and administrative	11,644	3,326	15,074	6,606
Depreciation and amortization	1,848	921	2,859	1,822
Other expenses	1,380	86	4,672	86
Loss (gain) on disposition of assets	43	(2)	68	(50)
Total operating expenses	22,588	11,771	36,200	22,488
Operating Income	341	5,457	224	8,245
Other Expenses:
Interest expense, net	(1,155)	(771)	(1,913)	(1,906)
Other (expense) income, net	(13)	(12)	(25)	8
	(1,167)	(784)	(1,938)	(1,898)
(Loss) income before income taxes	$(826)	$4,673	$(1,714)	$6,347
Income tax (expense) benefit	(357)	(2,022)	6	(2,823)
Net (loss) income	$(1,183)	$2,651	$(1,708)	$3,524

Reconciliation of net (loss) income to EBITDA:
Net (loss) income	$(1,183)	$2,651	$(1,708)	$3,524
Add (deduct):
Income tax expense (benefit)	357	2,022	(6)	2,823
Other expenses, net	1,167	784	1,938	1,898
Loss (gain) on disposition of assets	43	(2)	68	(50)
Depreciation and amortization	1,848	921	2,859	1,822
Stock-based compensation	3,107	—	3,107	—
EBITDA	5,339	6,377	6,257	10,018
Transaction expenses	1,380	86	4,672	86
Non-recurring expenses	3,800	—	3,800	313
Management fees	—	156	—	—
Adjusted EBITDA	$10,520	$6,618	$14,730	$10,416

Non-GAAP Reconciliations

Within Hemisphere’s second quarter 2013 press release, Hemisphere makes reference to certain non-GAAP financial measures such as – “EBITDA” and “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The specific reasons why Hemisphere’s management believes that the presentation of these non-GAAP financial measures provides useful information to investors regarding Hemisphere’s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

Conference Call

Hemisphere will conduct a conference call to discuss its second quarter financial results at 10:00AM ET on Wednesday, August 14, 2013. A live broadcast of the conference call will be available online via the company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (800) 798-2864, or from outside the United States at (617) 614-6206, at least five minutes prior to the start time. The conference ID for the call is 14463970.

A replay of the call will be available beginning at approximately 12:00PM Eastern Time August 14 by dialing (888) 286-8010, or from outside the United States by dialing (617) 801-6888. The conference ID for the replay is 44602253.

Forward-Looking Statements

This press release may contain certain statements about Hemisphere that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.

These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements.. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the heading “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent registration statement on Form S-4 (File No. 333-186210) (the “Registration Statement”) and post-effective amendment No. 1 on Form S-1 to the Registration Statement, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group (NASDAQ: HMTV) is the only publicly-traded pure-play U.S. Spanish-language TV/cable network business serving the high-growth U.S. Hispanic population. Headquartered in Miami, Florida, Hemisphere owns and operates Cinelatino, WAPA Television and WAPA America. Cinelatino is the leading Spanish-language movie channel with more than 12 million subscribers in the U.S., Latin America and Canada, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean. WAPA Television is Puerto Rico’s leading broadcast station with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA Television produces more than 65 hours per week of top-rated news and entertainment programming. WAPA America is the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA-TV. WAPA America has more than five million U.S. subscribers.

Contacts

For Hemisphere Media Group, Inc.:
Robin Weinberg/Patrick Scanlan, 212-687-8080